SAND AND GRAVEL LEASE


     THIS AGREEMENT is made and entered into this 25th day of October, 1996, by and between LLK, INC., a Utah corporation, hereinafter referred to as "Lessor," and MONROC, INC., a corporation, hereinafter referred to as "Lessee," for and in consideration of Ten Dollars and other valuable consideration paid by Lessee to Lessor, the receipt and sufficiency of which are hereby acknowledged, WITNESSETH
THAT:

     1.   RIGHTS GRANTED AND PROPERTY DESCRIPTION.

          a. Subject to the following terms and conditions of this Agreement, Lessor hereby grants to Lessee an exclusive lease to explore for, develop, excavate, process, stockpile, remove and sell, sand and gravel on and from the property situated in Salt Lake County, State of Utah, which is generally described on Attachment A hereto (the "Leased Premises"). Within thirty (30) days of the date hereof, Lessee may cause a survey to be made of the Leased Premises and a legal description and map thereof to be prepared by a registered land surveyor acceptable to Lessor, the cost of which will be paid by Lessee. At that time Lessor shall, if requested by Lessee, execute a mutually acceptable Memorandum of Lease, to be recorded by Lessee in Salt Lake County, Utah, using the legal description prepared by the surveyor, and Attachment A hereto shall be amended, if necessary, to use that description.

          b. Lessee shall have the right to construct such buildings, excavations, openings, stockpiles, dumps, ditches, ponds, drains, roads, a concrete batch plant, and other structures and improvements upon the Leased Premises, and to place machinery and equipment thereon, as Lessee may deem appropriate for prospecting for, excavating, processing, preparing, and removing sand and gravel. Lessee shall remove all such property at any time or within sixty (60) days after termination of this Agreement.

     2.   TITLE EXAMINATION.

          a. Lessor warrants that Lessor owns good and marketable title to the surface and mineral estates, including sand and gravel, in the Leased Premises free of liens, claims, and encumbrances, and Lessor agrees to defend said title against any person claiming an interest therein.

          b. Within fifteen (15) days after the date of this Agreement, Lessor shall furnish Lessee with a Commitment of Title Insurance from a title company acceptable to Lessee, and at Lessee's cost expense, together with copies of all documents referred to in the exceptions in such Commitment, and together with copies of the latest tax receipts. Lessee shall have fifteen (15) days from the date of delivery of the Commitment in which to notify Lessor in writing that said title is acceptable to Lessee (using its reasonable business judgment) or to identify title defects as to which Lessee may reasonably object, in which case Lessor shall use all reasonable means to correct such defects. If Lessor is unable to correct such defects to the reasonable satisfaction of Lessee, Lessee may, by written notice to Lessor, terminate this Agreement, in which case the payment made pursuant to paragraph 3(b) will be returned to Lessee.

     3.   TERM OF THIS AGREEMENT.

          a. The term of this Agreement shall be five (5) years from December 1, 1996, and continuing for so long after the expiration of such term as Lessee continues to pay Lessor advance royalties pursuant to paragraph 7 below.

          b. Upon execution of this Lease, Lessee shall pay Lessor Seven Thousand Five Hundred Dollars ($7,500) in cash, which shall be applied as advance royalty as provided below. The failure of Lessee to pay such amount shall result in termination of this Agreement and all of Lessee's rights hereunder.

     4.   MINE PLAN, RECLAMATION PLAN, ZONING AND PERMITS.

          a. Within sixty (60) days of the date hereof, Lessee shall present Lessor with maps indicating Lessee's mine plan and proposed locations of plant and equipment. Lessee shall also present Lessor with a plan for reclamation of the Leased Premises affected by Lessee's operations. All such plans, and any amendments or revisions thereto, must be acceptable to both Lessor and Lessee before submission to applicable authorities and before the commencement of any operations hereunder; provided, however, that Lessor will not unreasonably withhold or delay its approval of such plans, amendments, or revisions, and that Lessee will not unreasonably withhold consent to Lessor's reasonable proposed amendments to such plans. If agreement cannot be reached regarding these plans, this Agreement shall terminate and any amounts paid to Lessor hereunder shall be retained by Lessor.

          b. It is understood by both parties that it may be necessary for Lessee to obtain zoning, air quality, and other permits and approvals (the "Permits") from state and local governments before starting mining operations on the Leased Premises. Lessee shall diligently seek to obtain any necessary Permits. Lessor agrees to cooperate with and to join Lessee in applying for the Permits, and Lessee shall reimburse Lessor for all costs and expenses reasonably incurred in connection therewith.

          c. If all required Permits have not been obtained by the first anniversary of the date of this Agreement, either Lessor or Lessee may, by written notice, terminate this Agreement.

          d. The first day of the month following the month in which Lessee has obtained all required Permits is referred to herein as the "Effective Date." Lessee shall pay Lessor Thirty Thousand Dollars ($30,000) within ten (10) days after the Effective Date, which shall operate as rental for the one-year period starting December 1, 1996. Before commencing actual mining operations on the Leased Premises, Lessee shall provide Lessor with a reclamation bond in the amount of Fifty Thousand Dollars ($50,000) which is the amount required by the Utah Division of Oil, Gas and Mining, and which amount is expected to be adequate to reclaim the Leased Premises, especially with contemporaneous reclamation.

          e. If for any reason Lessee elects not to proceed with a sand and gravel operation on the Leased Premises, Lessee shall provide Lessor with copies of all exploration data including maps of drill hole locations, drill hole profiles, results of gradation tests and all other physical tests performed on the material samples, and Lessee shall leave the Leased Premises in as good as a condition as it is now in, to the reasonable satisfaction of Lessor.

          f. Lessee will provide Lessor with copies of all Permits as they are obtained. Should Lessee need to modify any permit conditions during the term of this Agreement, Lessee will notify Lessor of the changes being sought and obtain Lessor's approval, not to be unreasonably withheld or delayed. Further, Lessee will provide Lessor with copies of all required annual reports as they are submitted to the appropriate governmental agencies.

     5.   OPERATIONS.

          a. Lessee agrees to explore, mine, operate, work, and reclaim the Leased Premises in accordance with good and accepted mining practices and in compliance with all applicable federal, state, and local laws, rules and regulations.

          b. Lessee agrees to remove and sell sand and gravel from the Leased Premises in accordance with good and accepted commercial practices.

     6.   OVERBURDEN AND TOPSOIL.

     Lessee may remove and/sell overburden and topsoil from the Leased Premises as Lessee deems appropriate. Lessee will pay the production royalty provided in paragraph 7(b) on any topsoil removed from the Leased Premises. Lessee may also utilize as much of the overburden and topsoil as Lessee deems appropriate to accomplish reclamation of the Leased Premises.

     7.   ROYALTY ON SAND AND GRAVEL

          a. Lessee shall pay Lessor an advance royalty of Three Thousand One Hundred Fifty Dollars ($3,150) per month, commencing December 1997. The advance royalty for each month shall be paid on or before the 15th day of the following month.

          b. Lessee shall pay Lessor a production royalty per ton of sand and gravel removed from the Leased Premises and sold. The amount of the production royalty shall be as follows:

          If removal occurs:                          Royalty/Ton
          12/1/96 - 11/30/97                              $0.25
          12/1/97 - 11/30/98                               0.26
          12/1/98 - 11/30/99                               0.27
          12/1/99 - 11/30/00                               0.29
          12/1/00 -                                        0.31

Lessee shall pay such royalty on or before the 15th day of the month following the month of sale. Lessee shall be entitled to credit all advance royalties against production royalties, and if the advance royalty for any month exceeds the production royalty for that month, such excess shall be carried forward to be credited against future production royalties. Lessee shall also be entitled to credit the rental payments made pursuant to paragraphs 3(b) and 4(d) above against production royalties.

          c. On or before the 15th day of each month, Lessee shall provide Lessor with a report setting out the amount of material removed from the Leased Premises and sold during the prior month, the amount of production royalties offset by advance royalties, if any, and any other information necessary to calculate the amount of royalty due and payable.

          d. Lessee shall not be required to pay a production royalty to Lessor with respect to material from the Leased Premises used for development of the Leased Premises in connection with Lessee's operations thereon or in connection with reclamation of the Leased Premises.

     8.   RECORDS AND RIGHT OF INSPECTION.

          a. Lessee shall keep accurate records of the amounts of sand and gravel removed from the Leased Premises and sold.

          b. Lessor and its agents, at their sole risk and expense, shall have the right at any time during normal business hours, and upon reasonable notice to Lessee, to inspect Lessee's operations on the Leased Premises.

     9.   WATER RIGHTS.

     Lessee, at its expense, shall have the right to use all water rights appurtenant to the Leased Premises, to use the existing well on the Leased Premises, and to drill one or more wells on the Leased Premises. Lessor shall sign such change and other applications as Lessee may reasonably request. Lessee shall seek to change the point of diversion of other water rights owned by Lessee, in such quantities as Lessee deems necessary, and subject to approval of the State Engineer, to a well or wells on the Leased Premises. Upon the expiration or termination of this Agreement any wells drilled by Lessee on the Leased Premises and any water rights transferred to the Leased Premises by Lessee shall become the property of Lessor.

     10.  ENVIRONMENTAL PROTECTION.

          a. Lessor represents and warrants to Lessee that, to the best of Lessor's knowledge, no hazardous wastes, toxic materials, leaking underground storage tanks, or other conditions that are in violation of any federal, state or local law, rule or regulation, currently exist on the Leased Premises. Lessor grants to Lessee the right to conduct an environmental audit of the Leased Premises, at Lessee's sole cost and expense, at any time from the date of this Agreement to December 1, 1996. Should Lessee, during the course of the environmental audit, discover any hazardous wastes, toxic materials, leaking underground storage tanks, or other material environmental problem, Lessee shall immediately notify Lessor and Lessor shall be responsible for the removal of the same to bring the Leased Premises in conformance with applicable laws, rules and regulations. If Lessor fails to do so, Lessee may, by written notice, terminate this Agreement, in which case the payment made pursuant to paragraph 3(b) shall be returned to Lessee. Once Lessee occupies the Leased Premises, Lessee will be responsible for any contamination of the Leased Premises in violation of applicable laws, rules, or regulations caused by Lessee's operations, and Lessee shall hold Lessor harmless from any costs associated with any such contamination.

          b. Lessee shall not introduce to the Leased Premises any hazardous wastes or toxic materials or place any underground storage tanks in violation of any federal, state, or local laws, rules or regulations. Lessee's facilities for storage of fuels, oils, other wastes and toxic materials, and disposal of same, shall be carried out by Lessee in conformance with applicable laws, rules and regulations.

     11.  ACCESS.

          a. Lessor grants to Lessee the right to develop roads Lessee reasonably believes are necessary and shall cooperate with Lessee in obtaining any needed access permits.

          b. Lessor grants Lessee the right to build and maintain any internal access and haul roads deemed necessary by Lessee (using reasonable business judgment) for the efficient operation of the Leased Premises.

          c. Lessee shall have the right to drill and otherwise explore the Leased Premises prior to the Effective Date.

     12.  INSURANCE AND OTHER OBLIGATIONS OF LESSEE.

          a. At its sole expense, Lessee shall maintain at all times, statutory Workmen's Compensation and Occupational Disease Disability Insurance coverage as required under the laws and regulations of the State of Utah for every workman or employee who performs work for Lessee hereunder.

          b. At its sole expense, Lessee shall purchase and shall maintain at all times, the following insurance protection in connection with all activities conducted pursuant to this Agreement:

               (1) Comprehensive General Liability and Property Damage Insurance in the amount of One Million Dollars ($1,000,000) single limit;

               (2) Employer's Liability Insurance in the amount of One Million Dollars ($1,000,000) each occurrence;

               (3) Adequate and reasonable insurance against the risk of fire and other risks ordinarily insured against in similar operations. Lessee agrees that any independent contractor working in connection with the Leased Premises shall have similar and adequate insurance in full force and effect.

          c. Lessee shall provide proof of insurance to Lessor in the form of a statement from Lessee's insurance carrier and Lessor shall be notified immediately of any changes in the coverage required by this Agreement.

     13.  INDEMNITY.

     Lessee shall indemnify Lessor against any liability for injuries or death or any damage to or destruction of property resulting from Lessee's occupation and use of the Leased Premises.

     14.  MUTUAL RIGHT TO PAY LIENS.

          a. If any indebtedness of Lessor, including real property taxes, which may become a lien against the Leased Premises during the term of this Agreement should not be paid when due, Lessee, at its option, may pay the same if necessary to protect its rights hereunder. For all payments so made, Lessee shall be reimbursed by Lessor on demand or Lessee may elect to deduct such amounts from advance or production royalties due to Lessor.

          b. If Lessee fails to pay or satisfy and discharge any tax, mortgage or lien chargeable to Lessee, or permits any lien or encumbrance to be imposed on the Leased Premises as a result of its operations thereon, or its performance of the covenants and agreements contained herein, Lessor may, at its option, pay and discharge any such tax, mortgage, or lien. Lessor shall, to the extent of any payment so made and without further action on its part, have a lien against the assets, equipment and property of Lessee located on the Leased Premises. The rights of Lessor under this paragraph shall survive the termination of expiration of this Agreement. Lessee shall have the right to contest any tax or lien by appropriate proceedings.

     15.  TERMINATION.

          a. Lessee shall not be required to continue operations if it reasonably determines, in good faith, that the Leased Premises cannot be profitably worked, and in case such a determination is made, Lessee may, by ninety (90) days written notice to Lessor, terminate this Agreement.

          b. If Lessee fails to pay when due any amounts payable hereunder, Lessor shall give Lessee written notice of such failure and Lessee shall have ten (10) days in which to pay amounts owing to Lessor. If Lessee fails to pay the amounts owing to Lessor within that period, Lessor may, at its option, declare Lessee in default and terminate this Agreement.

          c. If Lessee defaults in the performance of any obligation hereunder other than the obligation to pay money when due, Lessor shall give written notice of such default to Lessee and Lessee shall have sixty (60) days, or such longer period as may reasonably be required under the circumstances, to cure such default. If Lessee shall fail to cure such default within the applicable period, then Lessor may, at its option, terminate this Agreement, in addition to such other remedies it may have at law or equity; provided, however, that if any default of minor importance occurs hereunder which otherwise could constitute a cause for cancellation or forfeiture of Lessee's rights hereunder, and if such default can be fully compensated for in damages, and is so compensated for within sixty (60) days after demand by Lessor, then such default shall not be basis for cancellation or forfeiture of this Agreement or any of Lessee's rights hereunder. In the event Lessee becomes insolvent, becomes the subject of a proceeding under the Bankruptcy Act, or assigns of any of its assets for the benefit of creditors, such occurrence shall be considered a default hereunder.

          d. Upon termination of this Agreement, Lessee shall continue to be liable for the payment of royalties which accrued prior to termination, and for the completion of reclamation in accordance with applicable laws, rules, and regulations.

          e. Upon termination of this Agreement with respect to all or any part of the Leased Premises, Lessee agrees to furnish Lessor with a document satisfactory to Lessor verifying such termination, and agrees to sign and record a mutually acceptable release of any Memorandum of Lease.

     16.  REMOVAL OF FIXTURES AND EQUIPMENT.

     Within ninety (90) days after an event of surrender or a termination of this Agreement, Lessee shall in accordance with all applicable Permits, laws and regulations and without necessary waste or injury to the Leased Premises, remove from the Leased Premises all of Lessee's property.

     17.  ASSIGNMENT AND SUBLEASE.

     This provision of this Agreement shall extend to and be binding upon the successors and assigns of Lessor and Lessee. The rights and obligations of the Lessee hereunder may not be assigned or sublet without the prior written consent of Lessor, which consent may be withheld only for good and valid reasons (such as the credit-worthiness of the assignee). Lessor's consent to a proposed assignment or sublease shall not operate to waive Lessor's right to disapprove any further assignment or sublease. Lessee shall have the right to subcontract with others for the performance of exploration, development and mining work hereunder, subject to all terms of this Agreement, but no such subcontract shall relieve Lessee of its obligations to Lessor hereunder.

     18.  RIGHT OF FIRST REFUSAL.

     If Lessor makes an offer to sell the Leased Premises, or if Lessor receives an offer to buy the Leased Premises which is acceptable to Lessor, Lessor, in either case, shall give written notice of such fact to Lessee describing all of the terms of the offer. Lessee shall have a period of thirty (30) days from receipt of such notice in which to elect, by written notice to Lessor, to purchase the Leased Premises on the terms described in such offer.

     19.  RECORDATION.

     Neither Lessee nor Lessor shall record this Agreement.

     20.  PROPERTY TAXES.

     Lessee agrees to pay all personal property taxes related to the equipment and/or fixtures located on the Leased Premises as may be assessed by the state or any local governing agencies. Lessee shall also pay the full amount of real property taxes, including, without limitation, any "green belt" roll back taxes, related to the Leased Premises during its occupancy thereof, within thirty (30) days of billing and in any event on or before the date that the same are due to the county assessor.

     21.  FARMING.

     Lessor shall have the right to farm any portion of the Leased Premises not used by Lessee.

     22.  COMMISSION.

     Lessor shall pay and shall save Lessee harmless from any commissions owed to Mansell Realty with respect to this Lease.

     23.  CURRENT LEASE.

     Attached hereto is a copy of the current lease for the Leased Premises. Lessor represents and warrants that Lessor has the right to terminate and will terminate such lease effective before December 1, 1996. Lessee acknowledges that the Leased Premises are occupied by the current Lessee and that the current Lessee may not have removed all of its equipment and rock piles prior to December 1, 1996. Lessor and Lessee shall jointly inventory such equipment and rock piles on the Leased Premises on December 1, 1996. Lessor shall take such steps as are necessary to ensure that the current Lessee's equipment and rock piles do not interfere with Lessee's occupancy or operations on the Leased Premises, and that such equipment and rock piles are removed from the Leased Premises within a reasonable period but in any event prior to March 1, 1997. Lessee shall have no obligations with respect to the current Lessee's equipment or rock piles, except the obligation to pay production royalty on any sand and gravel stockpiled by the current Lessee which is acquired by Lessee and sold.

     24.  BINDING ARBITRATION.

     In the event a dispute of any kind or nature arises under this Agreement, Lessor and Lessee shall negotiate in good faith in an effort to resolve the dispute. If the dispute is not resolved following good faith negotiations, the parties shall select a mutually agreeable arbitrator and submit the dispute to such arbitrator for binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. In the event the parties are unable to agree upon an arbitrator, an arbitrator shall be appointed in accordance with the rules and procedures of the American Arbitration Association. The cost of any arbitration proceeding shall be paid by the non-prevailing party, as determined by the arbitrator, who shall also award reasonable attorney's fees to the prevailing party. The award of the arbitrator may be enforced in a court of competent jurisdiction.

     25.  NOTICES.

     Any notice of default, cancellation, termination, or any other notices of demand in writing required or that may be given hereunder shall be forwarded by Certified Mail, Return Receipt Requested, addressed to:

If to Lessor:           LLK, Inc.
                        7162 South 2340 East
                        Salt Lake City, Utah 84121

If to Lessee:           Mr. Gary Nolan
                        c/o Monroc, Inc.
                        P.O. Box 537
                        Salt Lake City, Utah 84110

Notice shall be effective upon receipt.


     IN WITNESS WHEREOF, the parties hereto have duly executed this indenture as of the day and year first written above.


                                   LLK, INC.,
                                   a Utah corporation

                                   By:_____________________________________
                                      Its: _________________________________


                                   MONROC, INC.,
                                   a corporation

                                   By:______________________________________
                                      Its:__________________________________